UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 9, 2013
Date of Earliest Event Reported: October 3, 2013

Calpian, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-53997	20-8592825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Akard Street, Suite 2850, Dallas, Texas		75201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 758-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 3, 2013, Calpian, Inc. (the “Company”) issued 500,000 shares of newly created Series B Convertible Preferred Stock (“Series B Preferred Stock”) pursuant to a subscription agreement for the purchase of up to 650,000 Series B Preferred Stock (the “Subscription Agreement”) entered into with an accredited investor (the “Investor”).  The gross proceeds from the sale of 500,000 Series B Preferred Stock were $500,000.

The Certificate of Designation for the Series B Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State of the State of Texas on October 3, 2013.  Each share of Series B Preferred Stock has a stated value of $1.00 (“Stated Value”) and is entitled to receive a dividend of 18% per annum of its Stated Value, calculated on a simple interest basis and which dividend is payable in shares of Series B Preferred Stock (“Dividend Shares”).  At the option of its holder, each share of Series B Preferred Stock and any accrued Dividend Shares are convertible, within 30 days after the closing of any private or public offering of equity or debt securities of the Company (a “Financing Event”), into the securities offered in and at a 5% discount to the offering price of such Financing Event.  In addition, in the event the Company completes a sale of equity securities in aggregate gross proceeds of $3,000,000, the holders of Series B Preferred Stock must either (i) request the Company to redeem for cash all shares of Series B Preferred Stock plus accrued Dividend Shares in an amount equal to the Stated Value of all such Series B Preferred Stock and Dividend Shares; or (ii) convert all outstanding shares of Series B Preferred Stock plus accrued Dividend Shares into securities offered in the most recent Financing Event determined by dividing the Stated Value by a conversion price equal to 95% of the offering price in such Financing Event.

On December 31, 2016 (the “Mandatory Conversion/Redemption Date”), unless otherwise converted or redeemed, the holders of all outstanding shares of Series B Preferred Stock plus accrued Dividend Shares must either (i) request the Company to redeem for cash all shares of Series B Preferred Stock plus accrued Dividend Shares in an amount equal to the Stated Value of all such Series B Preferred Stock and Dividend Shares; or (ii) accept the automatic conversion of  all shares of Series B Preferred Stock plus accrued Dividend Shares into such number of shares of Common Stock determined by dividing the Stated Value of such shares by $1.50 (the “Mandatory Conversion Price”).

The holders of the Series B Preferred Stock are entitled to vote on all matters on which the holders of the Common Stock have a right to vote. Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which their shares of Series B Preferred Stock could be converted at the Mandatory Conversion Price.

The Series B Preferred Stock were sold pursuant to the Subscription Agreement entered into between the Company and the Investor.  The Subscription Agreement contains customary terms and conditions including, among other things, representations and warranties by the Company and the Investor, closing deliveries and indemnification.

The foregoing summary of the terms of the Subscription Agreement and the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the text of the Subscription Agreement and the Certificate of Designation, which are filed as exhibits herewith.

Item 3.02                      Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is incorporated herein by reference.

In connection with the private placement, the Company issued 500,000 shares of Series B Preferred Stock for aggregate gross consideration of $500,000.  In the event the Investor holds the 5000,000 shares of Series B Preferred Stock until the Mandatory Conversion/Redemption Date, a total of 333,334 shares of Common Stock are issuable upon the conversion of such shares at the Mandatory Conversion Price, excluding Common Stock issuable upon the conversion of any accrued Dividend Shares.

The Company relied on the exemption from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D for purposes of the private placement.

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Item 3.03                      Material Modification to Rights of Security Holders.

The information provided in Item 1.01 is incorporated herein by reference.  The Company’s ability to declare or pay dividends to its Common Stock holders or other equity or capital securities unless the holders of all then-outstanding Series B Preferred Stock first receive, or simultaneously receive, a dividend on each outstanding Series B Preferred Stock in an amount equal to the dividend per share that such holders would be entitled had such holders converted their Series B Preferred Stock into shares of Common Stock immediately prior to the record date of the Common Stock at the Mandatory Conversion Price.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information provided in Item 1.01 is incorporated herein by reference.  In connection with the private placement, the Board of Directors of the Company approved and adopted the Certificate of Designation of Series B Preferred Stock, setting forth the rights, powers, and preferences of the Series B Preferred Stock.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Series B Convertible Preferred Stock
10.1	Form of Subscription Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CALPIAN, INC.

Date: October 9, 2013	By:	/s/ Scott S. Arey
Scott S. Arey
Chief Financial Officer

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